Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-124601 on Form S-3 and in Registration Statement  Nos. 333-141916, 333-167181, and 333-163667 on Form S-8 of KapStone Paper and Packaging Corporation of our report dated March 1, 2013, relating to the financial statements of Longview Fibre Paper and Packaging, Inc. as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, appearing in this Current Report on Form 8-K/A of KapStone Paper and Packaging Corporation dated September 25, 2013.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon

September 25, 2013